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                                                                    EXHIBIT 99.3

                                 INTERCEPT, INC.
                             2002 STOCK OPTION PLAN

                    AS AMENDED AND RESTATED NOVEMBER 8, 2004

              EFFECTIVE NOVEMBER 8, 2004, NO OPTIONS OR AWARDS MAY

                           BE GRANTED UNDER THIS PLAN.

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                                 INTERCEPT, INC.
                             2002 STOCK OPTION PLAN

                    AS AMENDED AND RESTATED NOVEMBER 8, 2004

                                   ARTICLE I.
                                   DEFINITIONS

As used in this Plan, the following terms have the following meanings unless the context clearly indicates to the contrary:

"Acquisition" means (i) any consolidation or merger of the Company with or into any other corporation or other entity or person in which the shareholders of the Company before such consolidation or merger own less than fifty percent (50%) of the Company's voting power immediately after such consolidation or merger; or
(ii) a sale of all or substantially all of the assets of the Company.

"Applicable Laws" means the requirements relating to the administration of stock option and restricted stock plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Restricted Stock is granted under the Plan.

"Award" means a grant of Restricted Stock.

"Board" means the Board of Directors of the Company.

"Cause" means

                  (i) with respect to the Company or any subsidiary that employs the recipient of an Award or Option (the "recipient") or for which such recipient primarily performs services, the commission by the recipient of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction), or any act or practice that the Committee shall, in good faith, deem to have resulted in the recipient's becoming unbondable under the Company's or the subsidiary's fidelity bond;

                  (ii) the willful engaging by the recipient in misconduct that the Committee deems, in good faith, to be materially injurious to the Company or any subsidiary, monetarily or otherwise, including, but not limited, improperly disclosing trade secrets or other confidential or sensitive business information and data about the Company or any subsidiaries and competing with the Company or its subsidiaries, or soliciting employees, consultants or customers of the Company in violation of law or any employment or other agreement to which the recipient is a party; or

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                  (iii) the willful and continued failure or habitual neglect by the recipient to perform his or her duties with the Company or the subsidiary substantially in accordance with the operating and personnel policies and procedures of the Company or the subsidiary generally applicable to all their employees. For purposes of this Plan, no act or failure to act by the recipient shall be deemed be "willful" unless done or omitted to be done by recipient not in good faith and without reasonable belief that the recipient's action or omission was in the best interest of the Company and/or the subsidiary.

Notwithstanding the foregoing, if the recipient has entered into an employment agreement that is binding as of the date of employment termination, and if such employment agreement defines "Cause," then the definition of "Cause" in such agreement shall apply to the recipient in this plan. Whether "Cause" exists under either (i), (ii) or (iii) in any particular circumstance shall be determined by the Committee.

"Change in Control" means the occurrence of either of the following events:

            (a) A change in the composition of the Board as a result of which fewer than one-half of the incumbent directors are directors who either:

                  (i) Had been directors of the Company 24 months before such change; or

                  (ii) Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months before such change and who were still in office at the time of the election or nomination; or

            (b) Any "person" (as such term is used in sections 13(d) and 14(d) of the Exchange Act), other than any person who is a shareholder of the Company on or before the Effective Date, by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the "Base Capital Stock"); except that any change in the relative beneficial ownership of the Company's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company.

"Code" means the United States Internal Revenue Code of 1986, including effective date and transition rules (whether or not codified). Any reference in this Plan to a specific section of the Code shall be deemed to include a reference to any corresponding provision of future law.

"Committee" means the Compensation Committee of the Board.

"Company" means Fidelity National Financial, Inc.

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"Consultant" means any consultant or adviser if: (i) the consultant or adviser renders bona fide services to the Company or any subsidiary of the Company; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities; and (iii) the consultant or adviser is a natural person who has contracted directly with the Company or any subsidiary of the Company to render such services.

"Director" means a member of the Board.

"Effective Date" means May 22, 2002.

"Employee" means any person who is an employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any subsidiary of the Company. An Officer or Director who meets the foregoing definition is an Employee. An Employee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, any subsidiary, or any successor. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient, by itself, to constitute "employment" by the Company.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

Any reference in this Plan to a specific section of the Exchange Act shall be deemed to include a reference to any corresponding provision of future law.

"Exercise Price" means the price at which an Optionee may purchase a share of Stock under a Stock Option Agreement.

"Fair Market Value" means, as of any date, the value of a share of Stock determined as follows:

                  (i) if the Stock is listed on any established stock exchange or a national market system, including, without limitation, the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for a share of the Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

                  (ii) if the Stock is regularly quoted by a recognized
            securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for a share of the Stock on the last market trading day prior to the day of determination; or

                  (iii) in the absence of an established market for the Stock, the Fair Market Value shall be determined in good faith by the Committee.

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"Grantee" means a person who is an Optionee or a person who has received an
Award of Restricted Stock.

"Incentive Stock Option" means an option to purchase any Stock that complies with and is subject to the terms, limitations and conditions of Section 422 of the Code and any regulations promulgated with respect to that Section of the Code.

"Independent Director" means a Director who is not an Employee of the Company.

"Non-Employee Director" shall have the meaning provided in Rule 16b-3 under the Exchange Act, as the same may be in effect from time to time, or in any successor rule to it, and shall be determined for all purposes under the Plan according to interpretative or "no-action" positions with respect to it issued by the SEC.

"Officer" means a person who constitutes an officer of the Company for the purposes of Section 16 of the Exchange Act, as determined by reference to such
Section 16, and applicable SEC rules, regulations, and interpretative or "no-action" positions, as the same may be in effect or provided from time to time, and to applicable judicial decisions.

"Option" means an option, whether or not an Incentive Stock Option, to purchase Stock granted pursuant to Article 6 of this Plan.

"Optionee" means a person to whom an Option has been granted under this Plan.

"Outside Director" has the meaning provided in Section 162(m) of the Code.

"Permanent and Total Disability" shall have the same meaning as given to that term by Code Section 22(e)(3) and any regulations or rulings promulgated under that Section of the Code.

"Plan" means InterCept, Inc. 2002 Stock Option Plan, as Amended and Restated November 8, 2004.

"Purchasable" shall refer to Stock that may be purchased by an Optionee under the terms of this Plan on or after a certain date specified in the applicable Stock Option Agreement.

"Qualified Domestic Relations Order" shall have the meaning provided in the Code or in the Employee Retirement Income Security Act of 1974, or the rules and regulations promulgated under the Code or such Act.

"Reload Option" shall have the meaning given in Section 6.8 of this Plan.

"Restricted Stock" means Stock issued, subject to restrictions, to a Grantee pursuant to Article 7 of this Plan.

"Restriction Agreement" means the agreement setting forth the terms of an Award, and executed by a Grantee as provided in Section 7.1 of this Plan.

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"SEC" means the United States Securities and Exchange Commission.

"Section 16 Insider" means any person who is subject to the provisions of
Section 16 of the Exchange Act, as provided in Rule 16a-2 promulgated pursuant to the Exchange Act.

"Stock" means the Common Stock, par value $0.0001 per share, of the Company.

"Stock Option Agreement" means an agreement between the Company and an Optionee under which the Optionee may purchase Stock under this Plan.

                                   ARTICLE II.
                                    THE PLAN

      2.1. Name. This Plan shall be known as the "InterCept , Inc. 2002 Stock Option Plan, as Amended and Restated November 8, 2004."

      2.2. Purpose. The purpose of the Plan is to advance the interests of the Company, its subsidiaries, and its shareholders by affording certain Employees and Directors of the Company and its subsidiaries, and Consultants to the Company or any subsidiary, an opportunity to acquire or increase their proprietary interests in the Company. The objective of the issuance of the Options and Awards is to promote the growth and profitability of the Company and its subsidiaries because the Grantees will be provided with an additional incentive to achieve the Company's objectives through participation in its success and growth and by encouraging their continued association with or service to the Company.

      2.3. Effective Date. The Plan originally became effective on May 22, 2002. The Plan was amended and restated on November 8, 2004

      2.4. Shareholder Approval. If, at the time of any amendment to the Plan, shareholder approval is required by the Code for Incentive Stock Options and such shareholder approval has not been obtained (or is not obtained within 12 months of that amendment), any Incentive Stock Options issued under the Plan shall automatically become options that do not qualify as Incentive Stock Options.

                                  ARTICLE III.
                                  PARTICIPANTS

The class of persons eligible to participate in the Plan shall consist of all persons whose participation in the Plan the Committee determines to be in the best interests of the Company, who shall include, but not be limited to, all Directors, Employees (including but not limited to executive personnel) of the Company or any subsidiary, and Consultants to the Company or any subsidiary.

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                                   ARTICLE IV.
                                 ADMINISTRATION

      4.1. Duties and Powers of the Committee.

            The Plan shall be administered by the Committee. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not Independent Directors the authority to grant awards under the Plan to eligible persons who are either (1) not then "covered employees," within the meaning of Section 162(m) of the Code and are not expected to be "covered employees" at the time of recognition of income resulting from such award or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code; and/or delegate to a committee of one or more members of the Board who are not Non-employee Directors the authority to grant awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act.

            The Board may abolish the Committee at any time and re-vest in the Board the Administration of the Plan. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it may determine. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it may deem necessary. The Committee shall have the power to act by unanimous written consent in lieu of a meeting, and to meet by telephone. In administering the Plan, the Committee's actions and determinations shall be binding on all interested parties.

            The Committee shall have the power to grant Options or Awards in accordance with the provisions of the Plan and may grant Options and Awards singly, in combination, or in tandem. Subject to the provisions of the Plan, the Committee shall have the discretion and authority to determine those individuals to whom Options or Awards will be granted and whether such Options shall be accompanied by the right to receive Reload Options, the number of shares of Stock subject to each Option or Award, such other matters as are specified in this Plan, and any other terms and conditions of a Stock Option Agreement or Restriction Agreement. To the extent not inconsistent with the provisions of the Plan, the Committee may give a Grantee an election to surrender an Option or Award in exchange for the grant of a new Option or Award, and shall have the authority to amend or modify an outstanding Stock Option Agreement or Restriction Agreement, or to waive any provision of it, provided that the Grantee consents to such action.

      4.2. Interpretation; Rules. Subject to the express provisions of the Plan, the Committee also shall have complete authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the details and provisions of each Stock Option Agreement, and to make all other determinations necessary or advisable for the administration of the Plan, including, without limitation, (i) amending or altering of the Plan and any Options or Awards granted under this Plan as may be required to comply with or to conform to any Applicable Laws, and (ii) providing that a Stock Option Agreement may be evidenced and

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signed in electronic form and that an Option may be exercised and any other notice may be given electronically, in each case in compliance with Applicable Laws.

      4.3. No Liability. Neither any member of the Board nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Option or Award granted under this Plan.

      4.4. Majority Rule. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority at a meeting at which a quorum is present, or any action taken without a meeting evidenced by a writing executed by all the members of the Committee, shall constitute the action of the Committee.

      4.5. Company Assistance. The Company shall supply full and timely information to the Committee on all matters relating to eligible persons, their employment, death, retirement, disability, or other termination of employment, and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

                                   ARTICLE V.
                         SHARES OF STOCK SUBJECT TO PLAN

      5.1. Limitations.

            (a) Subject to adjustment under Section 5.2 below, the maximum number of shares of Stock that may be issued under this Plan shall be 384,283. Any or all shares of Stock subject to the Plan may be issued in any combination of Incentive Stock Options, non-Incentive Stock Options, and Restricted Stock. Except in connection with an adjustment made pursuant to Section 5.2, there will be no increases to the number of shares of Stock that may be issued under the Plan. Subject to adjustment under Section 5.2 below, the total number of shares of Stock issuable pursuant to Incentive Stock Options may not exceed 384,283. Shares subject to an Option or issued as an Award may be either authorized and unissued shares or shares issued and later acquired by the Company. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan.

            (b) The shares covered by any unexercised portion of an Option or Award that has terminated for any reason or any forfeited portion of an Option or Award, and shares of Stock tendered to the Company in payment of the Exercise Price or tax withholding on the exercise may not again be optioned or awarded under the Plan.

            (c) Not more than 500,000 shares of Stock may be made subject to Options to any individual in the aggregate in any one fiscal year of the Company. The foregoing limitations shall be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code. For purposes of this Section 5.1(c), if an Option is canceled in the same calendar year it was granted (other than in connection with a transaction described in Article 8), the canceled Option will be counted against the limit set forth in this Section 5.1(c).

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For this purpose, if the exercise price of an Option is reduced, the transaction shall be treated as a cancellation of the Option and the grant of a new Option.

      5.2. Adjustments upon Changes in Capitalization, Merger or Asset Sale.

            (a) If the Committee determines that any dividend or other distribution (whether in the form of cash, shares of Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, share exchange, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event, in the Committee's sole discretion, affects the Stock such that an adjustment is determined by the Committee to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Option or Restricted Stock, then the Committee shall, in such manner as it may deem equitable, adjust any or all of:

                  (i) the number and kind of shares of Stock (or other
            securities or property) with respect to which Options may be granted or Restricted Stock awarded (including, but not limited to, adjustments of the limitations in the Plan in Section 5.1);

                  (ii) the number and kind of shares of Stock (or other
            securities or property) subject to outstanding Options or Restricted Stock; and

                  (iii) the grant or exercise price with respect to any Option.

            (b) In the event of any transaction or event described in Section 5.2(a), the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Option or Restricted Stock or by action taken before the occurrence of such transaction or event and either automatically or upon the Grantee's request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Option or Restricted Stock granted or issued under the Plan or to facilitate such transaction or event:

                  (i) to provide for either the purchase of any such Option or
            Restricted Stock for an amount of cash equal to the amount that could have been obtained upon the exercise of such Option or realization of the Grantee's rights had such Option or Restricted Stock been currently exercisable or fully vested or the replacement of such Option or Restricted Stock with other rights or property selected by the Committee in its sole discretion;

                  (ii) to provide that such Option shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Option;

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                  (iii) to provide that such Option or Restricted Stock be
            assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

                  (iv) to make adjustments in the number and type of shares of
            Stock (or other securities or property) subject to outstanding Options, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Options or Restricted Stock, or Options or Restricted Stock that may be granted in the future; and

                  (v) to provide that immediately upon, or on a specified date after, the consummation of such event, such Option shall not be exercisable and shall terminate.

            (c) Subject to Section 5.1, the Committee may, in its sole discretion, include such further provisions and limitations in any Option or Restriction Agreement or certificate, as it may deem equitable and in the best interests of the Company.

            (d) If the Company undergoes an Acquisition, then any surviving corporation or entity or acquiring corporation or entity, or affiliate of such corporation or entity, may assume any Options or Restricted Stock outstanding under the Plan or may substitute similar stock awards (including an award to acquire the same consideration paid to the shareholders in the transaction described in this Section 5.2(d)) for those outstanding under the Plan. If any surviving corporation or entity or acquiring corporation or entity in an Acquisition, or affiliate of such corporation or entity, does not assume such Options or Restricted Stock or does not substitute similar stock awards for those outstanding under the Plan, then

                  (i) with respect to Options or Restricted Stock held by
            Grantees whose status as an Employee or service provider has not terminated before such event, the vesting of such Options or Restricted Stock (and, if applicable, the time during which such awards may be exercised) shall be accelerated and made fully exercisable and all restrictions thereon shall lapse at least ten
            (10) days before the closing of the Acquisition (and the Options terminated if not exercised before the closing of such Acquisition), and

                  (ii) any other Options outstanding under the Plan shall be terminated if not exercised prior to the closing of the Acquisition.

            (e) The adjustments described in this Section 5.2, and the manner of their application, shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests; provided, however, that any adjustment made by the Committee shall be made in a manner that will not cause an Incentive Stock Option to be other than an Incentive Stock Option under Applicable Laws. The adjustments required under this Article 5 shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.

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            (f) The existence of the Plan, any Option or Restriction Agreement shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Stock or that are convertible into or exchangeable for Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

      5.3. Assumption of Options by the Company. he Company, from time to time, also may substitute or assume outstanding options granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Option under this Plan in substitution of such other company's option; or (b) assuming such option as if it had been granted under this Plan if the terms of such assumed option could be applied to an Option granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed option would have been eligible to be granted an Option under this Plan if the other company had applied the rules of this Plan to such grant. If the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of shares of Stock issuable upon exercise of any such option will be adjusted appropriately pursuant to
Section 424(a) of the Code). If the Company elects to grant a new Option rather than assuming an existing option, the new Option may be granted with a similarly adjusted Exercise Price.

                                  ARTICLE VI.
                                    OPTIONS

      6.1. Types of Options Granted. The Committee may, under this Plan, grant either Incentive Stock Options or Options that do not qualify as Incentive Stock Options. Within the limitations provided in this Plan, both types of Options may be granted to the same person at the same time, or at different times, under different terms and conditions, as long as the terms and conditions of each Option are consistent with the provisions of the Plan. Without limitation of the foregoing, Options may be granted subject to conditions based on the financial performance of the Company or any other factor the Committee deems relevant.

      6.2. Option Grant and Agreement. Each Option granted under this Plan shall be evidenced by minutes of a meeting or the written consent of the Committee (or its delegate(s) as permitted by Section 4.1(a)) and by a written Stock Option Agreement executed by the Company and the Optionee. The terms of the Option, including the Option's duration, time or times of exercise, exercise price, whether the Option is intended to be an Incentive Stock Option, and whether the Option is to be accompanied by the right to receive a Reload Option, shall be stated in the Stock Option Agreement. No Incentive Stock Option may be granted more than ten years after the date the Plan is approved by the Company's shareholders. Separate Stock Option Agreements may be used for Options intended to be Incentive Stock Options and those not so intended, but any failure to use such separate agreements shall not invalidate, or otherwise adversely affect the Optionee's interest in, the Options evidenced thereby.

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      6.3. Optionee Limitation. The Committee shall not grant an Incentive Stock
Option to any person who, at the time the Incentive Stock Option is granted:

            (a) is not an Employee of the Company or any of its subsidiaries; or

            (b) owns or is considered to own stock possessing at least 10% of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations; provided, however, that this limitation shall not apply if at the time an Incentive Stock Option is granted the Exercise Price is at least 110% of the Fair Market Value of the Stock subject to such Option and such Option by its terms would not be exercisable after five years from the date on which the Option is granted.

      6.4. $100,000 Limitation. Except as provided below, the Committee shall not grant an Incentive Stock Option to, or modify the exercise provisions of outstanding Incentive Stock Options held by, any person who, at the time the Incentive Stock Option is granted (or modified), would thereby receive or hold any Incentive Stock Options of the Company and any parent or subsidiary of the Company, such that the aggregate Fair Market Value (determined as of the respective dates of grant or modification of each option) of the stock with respect to which such Incentive Stock Options are exercisable for the first time during any calendar year is in excess of $100,000 (or such other limit as may be prescribed by the Code from time to time); provided that the foregoing restriction on modification of outstanding Incentive Stock Options shall not preclude the Committee from modifying an outstanding Incentive Stock Option if, as a result of such modification and with the consent of the Optionee, such Option no longer constitutes an Incentive Stock Option; and provided that, if the $100,000 limitation (or such other limitation prescribed by the Code) described in this Section 6.4 is exceeded, the Incentive Stock Option, the granting or modification of which resulted in the exceeding of such limit, shall be treated as an Incentive Stock Option up to the limitation and the excess shall be treated as an Option not qualifying as an Incentive Stock Option.

      6.5. Exercise Price. The Exercise Price of the Stock subject to each Option shall be determined by the Committee. Subject to the provisions of
Section 6.3(b) of this Plan, the Exercise Price of an Incentive Stock Option shall not be less than the Fair Market Value of the Stock as of the date the Option is granted (or in the case of an Incentive Stock Option that is subsequently modified, on the date of such modification).

      6.6. Exercise Period. The period for the exercise of each Option granted under this Plan shall be determined by the Committee, but the Stock Option Agreement with respect to each Option intended to be an Incentive Stock Option shall provide that such Option shall not be exercisable after the expiration of ten years from the date of grant (or modification) of the Option.

      6.7. Option Exercise.

            (a) Unless otherwise provided in the Stock Option Agreement or
Section 6.6 of this Plan, an Option may be exercised at any time or from time to time during the term of the Option as to any or all full shares that have become Purchasable under the provisions of the Option, but not at any time as to fewer than 100 shares unless the remaining shares that have

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become so Purchasable are fewer than 100 shares. The Committee shall have the authority to prescribe in any Stock Option Agreement that the Option may be exercised only in accordance with a vesting schedule during the term of the Option.

            (b) An Option shall be exercised by (i) delivery to the Company at its principal office (or, if the Committee so directs, to an administrator designated by the Committee at such administrator's office) a written notice of exercise with respect to a specified number of shares of Stock and (ii) payment to the Company at that office of the full amount of the Exercise Price for such number of shares in accordance with Section 6.7(c).

            (c) Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Optionee by the Committee and where permitted by Applicable Laws:

                  (i) by cancellation of indebtedness of the Company to the
            Optionee;

                  (ii) by surrender of shares that either: (1) have been owned by the Optionee for more than six (6)months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by the Optionee in the public market;

                  (iii) by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid (1) imputation of income under Sections 483 and 1274 of the Code and (2) variable accounting treatment under Financial Accounting Standards Board Interpretation No. 44 to APB No. 25; provided, however, that Optionees who are not Employees or Directors of the Company or any subsidiary shall not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the shares of Stock being purchased;

                  (iv) by waiver of compensation due or accrued to the Optionee for services rendered;

                  (v) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company's stock exists and the transaction is done in a manner sufficient to avoid variable accounting treatment under Financial Accounting Standards Board Interpretation No. 44 to APB No. 25: (1) through a "same day sale" commitment from the Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or (2) through a "margin" commitment from the Optionee and a NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

                  (vi) by any combination of the foregoing.

            (d) In addition to and at the time of payment of the Exercise Price, the Optionee shall pay to the Company in cash the full amount of any federal federal, state, and local income, employment, or other withholding taxes applicable to the taxable income of such Optionee resulting from such exercise.

      The Committee may allow Optionees to satisfy a portion of the foregoing withholding tax obligations by electing to have the Company withhold from the shares of Stock to be issued upon exercise of an Option that number of shares having a Fair Market Value equal to the minimum amount required to be withheld based on the statutory withholding rates for federal and state tax purposes that apply to supplemental taxable income. The Fair Market Value of the shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Optionees to have shares withheld for this purpose shall be made in such form and under such conditions as the Committee may deem necessary or advisable.

            (e) The holder of an Option shall not have any of the rights of a shareholder with respect to the shares of Stock subject to the Option until such shares have been issued and transferred to the Optionee upon the exercise of the Option.

      6.8. Reload Options.

            (a) The Committee may specify in a Stock Option Agreement (or may otherwise determine in its sole discretion) that a Reload Option shall be granted, without further action of the Committee, (i) to an Optionee who exercises an Option (including a Reload Option) by surrendering shares of Stock to the Company in payment of amounts specified in Sections 6.7(c) or 6.7(d) of this Plan, (ii) for the same number of shares as are surrendered to pay such amounts, (iii) as of the date of such payment and at an Exercise Price equal to the Fair Market Value of the Stock on such date, and (iv) otherwise on the same terms and conditions as the Option whose exercise has occasioned such payment, subject to such other conditions or terms as the Committee shall specify at the time such exercised Option is granted.

            (b) Unless provided otherwise in the Stock Option Agreement, a Reload Option may not be exercised by an Optionee (i) prior to the end of a one-year period from the date that the Reload Option is granted, and (ii) unless the Optionee retains beneficial ownership of the shares of Stock issued to such Optionee upon exercise of the Option referred to above in Section 6.8(a)(i) for a period of one year from the date of such exercise.

      6.9. Non-Transferability of Option. Except as otherwise provided by the Committee, no Option shall be transferable by an Optionee other than by will or the laws of descent and distribution or, in the case of non-Incentive Stock Options, pursuant to a 6.9 Qualified Domestic

Relations Order. During the lifetime of an Optionee, Options shall be exercisable only by such Optionee (or by such Optionee's guardian or legal representative, should one be appointed).

      6.10. Termination of Employment or Service. The Committee shall have the power to specify, with respect to the Options granted to a particular Optionee, the effect upon such Optionee's right to exercise an Option of termination of such Optionee's employment or service under various circumstances, which effect may include immediate or deferred termination of such Optionee's rights under an Option, or acceleration of the date at which an Option may be exercised in full; provided, however, that in no event may an Incentive Stock Option be exercised after the expiration of ten years from its date of grant. Unless a Stock Option Agreement specifically provides otherwise, in the event the recipient of an Option or Award is terminated from his or her employment or other service to the Company or its subsidiaries for Cause, Options and Awards, whether vested or unvested, granted to such person shall terminate immediately and shall not thereafter be exercisable.

      6.11. Employment Rights. Nothing in the Plan or in any Stock Option Agreement shall confer on any person any right to continue in the employ of the Company or any of its subsidiaries, or shall interfere in any way with the right of the Company or any of its subsidiaries to terminate such person's employment at any time.

      6.12. Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable on an accelerated basis in the event that a Change in Control occurs with respect to the Company (and the Committee shall have the discretion to modify the definition of a Change in Control in a particular Option Agreement). If the Committee finds that there is a reasonable possibility that, within the succeeding six months, a Change in Control will occur with respect to the Company, then the Committee may determine that all outstanding Options shall be exercisable on an accelerated basis.

                                  ARTICLE VII.
                                RESTRICTED STOCK

      7.1. Awards of Restricted Stock. The Committee may grant Awards of Restricted Stock, which shall be governed by a Restriction Agreement between the Company and the Grantee. Each Restriction Agreement shall contain such restrictions, terms, and conditions as the Committee may, in its discretion, determine, and may require that an appropriate legend be placed on the certificates evidencing the subject Restricted Stock. Shares of Restricted Stock granted pursuant to an Award under this Plan shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted, provided that the Grantee has executed the Restriction Agreement governing the Award, the appropriate blank stock powers, and, in the discretion of the Committee, an escrow agreement and any other documents that the Committee may require as a condition to the issuance of such shares. If a Grantee shall fail to execute the foregoing documents within any time period prescribed by the Committee, the Award shall be void. At the discretion of the Committee, shares issued in connection with an Award may be held by the Company for the account of the Grantee or deposited together with the stock powers with an escrow agent designated by the Committee. Unless the Committee determines otherwise and as provided in the Restriction Agreement, upon issuance of the shares, the Grantee shall have all of the rights of a shareholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to the shares.

      7.2. Non-Transferability of Restricted Stock. Until any restrictions upon Restricted Stock awarded to a Grantee shall have lapsed in a manner provided in
Section 7.3, such shares of Restricted Stock shall not be transferable other than by will or the laws of descent and distribution, or pursuant to a Qualified Domestic Relations Order, nor shall they be delivered to the Grantee.

      7.3. Lapse of Restrictions. Restrictions upon Restricted Stock awarded under this Plan shall lapse at such time or times and on such terms and conditions as the Committee may, in its discretion, determine at the time the Award is granted or thereafter.

      7.4. Termination of Employment. The Committee shall have the power to specify, with respect to each Award granted to any particular Grantee, the effect upon such Grantee's rights with respect to such Restricted Stock of the termination of such Grantee's employment under various circumstances, which effect may include immediate or deferred forfeiture of such Restricted Stock or acceleration of the date at which any then-remaining restrictions shall lapse.

      7.5. Treatment of Dividends. At the time an Award of Restricted Stock is made, the Committee may, in its discretion, determine that the payment to the Grantee of any dividends, or a specified portion of them, declared or paid on such Restricted Stock shall be (i) deferred until the lapsing of the relevant restrictions and (ii) held by the Company for the account of the Grantee until such lapsing. In the event of such deferral, there shall be credited at the end of each year (or portion of it) interest on the amount of the account at the beginning of the year at a rate per annum determined by the Committee. Payment of deferred dividends, together with interest on those dividends, shall be made upon the lapsing of restrictions imposed on such Restricted Stock, and any dividends deferred (together with any interest on those dividends) in respect of Restricted Stock shall be forfeited upon any forfeiture of such Restricted Stock.

      7.6. Delivery of Shares. Except as provided otherwise in Article 8 below, within a reasonable period of time following the lapse of the restrictions on shares of Restricted Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such shares and such shares shall be free of all restrictions under this Plan.

                                  ARTICLE VIII.
                            TERMINATION AND AMENDMENT

      8.1. Termination and Amendment. The Board may at any time terminate the Plan, and may at any time and from time to time and in any respect amend the Plan; provided, however, that the Board (unless its actions are approved or ratified by the shareholders of the Company within twelve months of the date that the Board amends the Plan) may not amend the Plan to:

            (a) increase the total number of shares of Stock issuable pursuant to Incentive Stock Options, except as contemplated in Sections 5.1 and 5.2;

            (b) change the class of Employees eligible to receive Incentive Stock Options that may participate in the Plan; or

            (c) otherwise materially increase the benefits accruing to recipients of Incentive Stock Options under the Plan.

      The Committee shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

      Notwithstanding anything herein to the contrary, no Options or Awards may be granted under the Plan after November 8, 2004, and the Plan shall automatically terminate without the requirement of action by the Board once there are no outstanding Options and Awards.

      8.2. Effect on Grantee's Rights. No termination, amendment, or modification of the Plan shall affect adversely a Grantee's rights under a Stock Option Agreement or Restriction Agreement without the consent of the Grantee or his legal representative.

                                   ARTICLE IX.
                                  MISCELLANEOUS

      9.1. Stock Certificates. The Company shall not be required to issue or deliver any certificate for shares of Stock purchased upon the exercise of any Option granted under this Plan, or deliver any certificate for shares of Restricted Stock granted under this Plan, before fulfillment of all of the following conditions:

            (a) the admission of such shares to listing on all stock exchanges on which the Stock is then listed;

            (b) the completion of any registration or other qualification of such shares that the Committee shall deem necessary or advisable under any Applicable Laws;

            (c) the obtaining of any approval or other clearance from any federal or state governmental agency or body that the Committee shall determine to be necessary or advisable; and

            (d) the lapse of such reasonable period of time following the exercise of the Option as the Board from time to time may establish for reasons of administrative convenience. Stock certificates issued and delivered to Grantees shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to Applicable Laws.

      9.2. Relationship to Other Compensation Plans. The adoption of the Plan shall not affect any other stock option, incentive, or other compensation plans in effect for the Company or any of its subsidiaries; nor shall the adoption of the Plan preclude the Company or any of its subsidiaries from establishing any other form of incentive or other compensation plan for Employees or Directors of the Company or any of its subsidiaries.

      9.3. Replacement or Amended Grants. At the sole discretion of the Committee, and subject to the terms of the Plan, the Committee may modify outstanding Options or Awards or accept the surrender of outstanding Options or Awards and grant new Options or Awards in substitution for them. No modification of an Option or Award, however, shall adversely affect a Grantee's rights under a Stock Option Agreement or Restriction Agreement without the consent of the Grantee or his legal representative.

      9.4. Forfeiture for Solicitation of Customers. During Grantee's employment with or service to the Company and for a period of twenty-four (24) months following the date of termination of employment or service, Grantee shall not (except on behalf of or with the prior written consent of the Company), on Grantee's own behalf or in the service or on behalf of others, (i) solicit, divert, or appropriate to or for a competing business, or (ii) attempt to solicit, divert, or appropriate to or for a competing business, any person or entity that was a customer of the Company on the date of termination and with whom Grantee had direct material contact within twelve months of Grantee's last date of employment or service. If Grantee engages in solicitation of customers as defined above, then Grantee's rights under any Options outstanding under this Plan shall be forfeited and terminated, and any shares of Restricted Stock held by such Grantee subject to remaining restrictions shall be forfeited, subject in each case to a determination to the contrary by the Committee.

      9.5. Forfeiture for Solicitation of Employees. During Grantee's employment with or service to the Company and for a period of twenty-four (24) months following the date of termination of employment or service, Grantee shall not, on Grantee's own behalf or in the service or on behalf of others, (i) solicit, divert, or hire away, or (ii) attempt to solicit, divert, or hire away any employee of the Company, regardless of whether the employee is full-time or temporary, the employment is pursuant to written agreement, or the employment is for a determined period or is at will. If Grantee engages in solicitation of employees as defined above, then Grantee's rights under any Options outstanding under this Plan shall be forfeited and terminated, and any shares of Restricted Stock held by such Grantee subject to remaining restrictions shall be forfeited, subject in each case to a determination to the contrary by the Committee.

      9.6. Escrow; Pledge of Shares. To enforce any restrictions on a Grantee's shares of Stock, the Committee may require the Grantee to deposit all certificates representing shares of Stock, together with stock powers other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Grantee who is permitted to execute a promissory note as partial or full consideration for the purchase of shares under this Plan will be required to pledge and deposit with the Company all or part of the shares so purchased as collateral to secure the payment of the Grantee's obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Grantee under the promissory note notwithstanding any pledge of the Grantee's shares or other collateral. In connection with any pledge of the shares, the Grantee will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. In the discretion of the Committee, the shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

      9.7. Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

      9.8. Singular, Plural; Gender. Whenever used in this Plan, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

      9.9. Headings, etc., No Part of Plan. Headings of Articles and Sections of this Plan are inserted for convenience and reference; they do not constitute part of the Plan.

      9.10. Interpretation. With respect to Section 16 Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the administrators of the Plan fails to so comply, it shall be deemed void to the extent permitted by Applicable Laws and deemed advisable by the Committee.

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